Exhibit 99.1

PRESS RELEASE

DOLLAR TREE REPORTS FIRST-QUARTER SALES
INCREASE 15.4% TO $710.3 MILLION; REAFFIRMS ANNUAL OUTLOOK

CHESAPEAKE, Va. – May 6, 2004 – Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation’s largest $1.00 discount variety store chain, reported total sales for its fiscal first quarter were $710.3 million, a 15.4% increase over the $615.6 million reported in last year’s fiscal first quarter. Sales from new stores were ahead of plan, while comparable-store sales for the quarter declined 0.4%.

“Our sales were at the high end of expectations through early April,” President and CEO Bob Sasser said, “but the calendar shift which resulted in the loss of one full week of pre-Easter selling was more than we could offset in the remainder of the quarter. Our sell-through of Easter seasonal product was good, our stores quickly transitioned to the spring and early summer selling season, and our sales momentum has resumed.”

For the first quarter, the Company anticipates its pre-tax profit margin to be approximately 7.7%. The Company continues to invest in larger stores, new distribution centers, and point-of-sale conversions, and as a result, depreciation expense is expected to pressure first quarter pre-tax margin by approximately 25 basis points compared to last year’s first quarter. Fees associated with a previously announced debt refinancing are expected to pressure first quarter pre-tax margin by approximately 10 basis points.

For the second quarter, the Company estimates sales to be in the range of $700 million to $715 million, based on square footage growth of approximately 20% and comparable-store sales growth of flat to slightly positive.

For the full year, the Company continues to forecast sales to be in the range of $3.2 to $3.3 billion, based on square footage growth of approximately 20% and comparable-store sales growth of slightly positive to 3%. As previously stated, the Company expects a smaller percentage of its total annual earnings to be realized in the first quarter of 2004 as compared to the first quarter of 2003, with a larger percentage to be realized in the fourth quarter of 2004 as compared to 2003. This is primarily due to the nine-day shorter Easter selling season and two additional selling days between Thanksgiving and Christmas in 2004 compared to 2003. First quarter results are consistent with the Company’s plan to achieve at least 14% earnings growth for the year.

On Wednesday, May 26, 2004, the Company will release its first-quarter earnings results and host a conference call to discuss those results at 4:45 p.m. EDT. The telephone number for the call is 703-464-5612. A recorded version of the call will be available until midnight Monday, May 31, and may be accessed by dialing 703-925-2533, and the access code is 461114. A webcast of the call is accessible through Dollar Tree’s website, www.DollarTree.com, as well as at Vcall’s website, www.Vcall.com, and will remain on-line until midnight Monday, May 31.

Dollar Tree operated 2,579 stores in 47 states as of May 1, 2004. During the first fiscal quarter of 2004, the Company opened 79 stores, closed 13 stores, and expanded or relocated 43 stores. The Company’s retail selling square footage totaled approximately 18.1 million at May 1, 2004, a 30% increase compared to a year ago. The Company also operates a coast-to-coast logistics network of nine distribution centers. Dollar Tree is a member of the NASDAQ 100 index.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: This press release contains “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. For example, our forward-looking statements include statements regarding first-quarter pre-tax profit margin and expense pressures; sales growth, square footage growth, and comparable-store sales growth for the second quarter and the year; the composition of earnings across the year; and earnings growth for the year. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K filed April 13, 2004 and our Quarterly Report on Form 10-Q filed December 11, 2003. Also, carefully review “Risk Factors” in our most recent prospectuses filed November 15, 2000 and August 3, 2000. In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Erica Robb or Adam Bergman, 757-321-5000
www.DollarTree.com